EX-99.j

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated November 18, 2013, relating to the financial statements and financial highlights which appear in the September 30, 2013 Annual Report to Shareholders of Delaware Foundation® Growth Allocation Fund, Delaware Foundation Moderate Allocation Fund and Delaware Foundation Conservative Allocation Fund (constituting Delaware Group® Foundation Funds®), which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Financial Highlights” and "Financial Statements" in such Registration Statement.

/s/ PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP
Philadelphia, Pennsylvania
January 24, 2014